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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
[Amendment No.       ]

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Equitable Resources, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                One Oxford Centre
                                Suite 3300
                                Pittsburgh, PA 15219

Notice of Annual Meeting of Shareholders

To Be Held May 15, 2003

        The annual meeting of shareholders of Equitable Resources, Inc. will be held on Thursday, May 15, 2003, at 10:00 a.m. We will be in the Allegheny Room of the Omni William Penn Hotel located at 530 William Penn Place in Pittsburgh, Pennsylvania. If you owned common stock of Equitable Resources at the close of business on March 6, 2003, you may vote at this meeting.

        At the meeting, we plan to:

  (1)
  Elect three directors to serve for new terms;

  (2)
  Ratify the appointment of independent auditors for 2003; and

  (3)
  Transact other business properly presented at the meeting.

        Your Board of Directors recommends that you vote for all director nominees and for ratification of the independent auditors.

        Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible by signing and returning the enclosed proxy card in the envelope provided.

On behalf of the Board of Directors
JOHANNA G. O'LOUGHLIN Senior Vice President, General Counsel and Corporate Secretary

March 17, 2003

ABOUT THE ANNUAL MEETING

        This booklet and proxy card contain information about the items you will vote on at the annual meeting and about the voting process.

Who is entitled to vote, and how many votes do I have?

        You can vote if you held common stock of Equitable Resources at the close of business on March 6, 2003. For each item presented for vote, you have one vote for each share you own. In addition, in the election of directors, you may cumulate votes by multiplying your shares by the number of directors to be elected and casting all of your votes for a single candidate or by distributing them among any two or more candidates.

How do I vote?

        You may vote:

  •
  in person by attending the meeting;

  •
  by following the instructions on the enclosed proxy card and completing and mailing it in the prepaid envelope provided;

  •
  by following the instructions at the Internet site http://www.eproxy.com/eqt; or

  •
  by following the instructions for telephone voting after calling 1-800-435-6710.

        For both Internet and telephone voting you will need to enter the control number from your proxy card. If you vote your proxy by Internet or telephone, you do not need to mail back the proxy card. Your proxy will be voted in accordance with your selections on the card, Internet site or telephone instructions. If you do not indicate any selections, your shares will be voted as recommended by the Board of Directors. Even if you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

        If your broker holds your shares in "street name," your broker will contact you for voting instructions as to how to vote those shares. If you want to vote those shares in person at the meeting, you need to obtain a proxy from your broker.

Can I change my vote?

        You can revoke your proxy before the time of voting at the meeting by:

  •
  voting a revised proxy by card, Internet or telephone dated later than the prior proxy;

  •
  voting in person at the meeting; or

  •
  notifying the corporate secretary of Equitable Resources in writing that you are revoking your proxy.

What shares are included on my proxy card?

        If the name on the accounts is the same, the shares on your proxy card may represent (i) shares for which you have a certificate; (ii) shares that you hold in book-entry form; or (iii) shares that you have in a dividend reinvestment account of the Equitable Resources Dividend Reinvestment and Stock Purchase Plan. Shareholders owning both certificated shares and shares in book-entry form will receive a proxy card for the certificated and book-entry shares. If you separately own shares through your broker, you will receive separate voting instruction cards from the broker. Employees holding stock in the Employee Savings Plan, the Employee Savings and Protection Plan, the Employee Stock Purchase Plan and/or as restricted shares under Equitable Resources Long-Term Incentive Plans will receive separate voting instruction cards for those plans. The trustee or administrator of the plans will vote the shares in accordance with the instructions on the returned instruction cards or as recommended by the

Board of Directors if you provide no instructions on the instruction form. The trustee of the savings plans will vote plan shares for which it does not receive instructions in proportion to the way other plan participants voted their shares.

What if I receive more than one proxy card?

        Except as discussed in "What shares are included on my proxy card," if you receive more than one proxy card, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Mellon Investor Services LLC, at P.O. Box 3312, South Hackensack, New Jersey 07606, at their toll free number (800-589-9026) or on their web site at www.melloninvestor.com.

How will my shares be voted on other matters that may be presented to the meeting?

        Since no shareholder has indicated an intention to present any other matter to the annual meeting in accordance with the advance notice provision in the company's by-laws, the Board is not aware of any other proposals for the meeting. If another proposal is presented, the persons named as proxies will vote your proxy in their discretion.

Who can attend the annual meeting, and how do I obtain an admission ticket?

        You may attend the meeting if you were a shareholder on March 6, 2003. Seating is limited and will be offered on a "first come, first served" basis. If you plan to attend the meeting, you will need an admission ticket, which you can obtain by checking the appropriate box on your proxy card or by writing to the corporate secretary of Equitable Resources at One Oxford Centre, 301 Grant Street, Suite 3300, Pittsburgh, Pennsylvania 15219. If a broker holds your shares, please include a copy of your brokerage account statement or an omnibus proxy, which you can get from your broker, and we will send you an admission ticket.

What constitutes a "quorum" for the meeting?

        A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees also are counted in determining whether a quorum is present.

What is the total number of outstanding shares?

        At the close of business on March 6, 2003, the record date for the meeting, Equitable Resources had 62,292,248 shares of common stock outstanding.

How are the votes counted?

        Director candidates who receive the highest number of votes cast will be elected. Approval of each other item requires a majority of the votes cast. Abstentions and broker non-votes are not counted in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Who pays for the solicitation of proxies?

        We are soliciting proxies primarily by use of the mails. However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means. To the extent that our directors and officers participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation. Equitable Resources pays for the cost of soliciting proxies from shareholders. Mellon Investor Services LLC assists Equitable Resources with the solicitation for a fee of $4,250 plus reasonable out-of-pocket expenses. Equitable Resources also reimburses brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

May I nominate someone to be a director of Equitable Resources?

        If you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as directors of Equitable Resources at that meeting. You may do this by sending a written notice to the corporate secretary at One Oxford Centre, 301 Grant Street, Suite 3300, Pittsburgh, Pennsylvania 15219. The notice must include certain information about the persons you nominate. According to the company's by-laws, to be included in next year's proxy statement we must receive the notice of nominations for the 2004 annual meeting not less than 90 but not more than 120 days before May 15, 2004, the anniversary date of this year's annual meeting. For complete details, contact the corporate secretary.

        In addition, the Board's Corporate Governance Committee will consider nominees recommended by the company's shareholders. Shareholders should send their recommendations to the Corporate Governance Committee, Equitable Resources, Inc., One Oxford Centre, 301 Grant Street, Suite 3300, Pittsburgh, Pennsylvania 15219, as far in advance of the meeting as possible.

When are the 2003 shareholder proposals due?

        Under the rules of the Securities and Exchange Commission, eligible shareholders can submit proposals for inclusion in the proxy statement for our 2004 annual meeting. You must submit shareholder proposals in writing to the corporate secretary at the address above by November 28, 2003 for them to be considered for inclusion in the 2004 proxy statement.

        For proposals which will not be included in the proxy statement of the 2004 annual meeting, if you are a shareholder entitled to vote at the meeting, you may present proposals at the meeting. The corporate secretary must receive any proposals to be presented, which will not be included in next year's proxy statement, not less than 90 but not more than 120 days before May 15, 2004, the anniversary date of this year's annual meeting, according to the company's by-laws. No proposals received outside that time period may be presented at the annual meeting.

STOCK OWNERSHIP AND PERFORMANCE

Significant Shareholders

        The following shareholders reported to the Securities and Exchange Commission that they owned more than 5% of Equitable Resources common stock on December 31, 2002:

Name and Address	Shares Beneficially Owned	Percent of Common Stock Outstanding
Fidelity Management & Research 82 Devonshire Street Boston, MA 02109-3614	3,603,426(1)	5.766%

(1)
Information based on a Securities and Exchange Commission Schedule 13G for the year ended December 31, 2002, reporting that Fidelity Management & Research has sole voting power over 981,246 shares, shared voting power over 0 shares, sole dispositive power over 3,603,426 shares and shared dispositive power over 0 shares.

Stock Ownership of Directors and Executive Officers

        The following table sets forth the number of shares of Equitable Resources common stock owned by nominees for director, directors and executive officers as of February 14, 2003, including shares they had the right to acquire within 60 days.

Name	Exercisable Stock Options(1)	Number of shares owned(2)	Restricted Stock Held(3)		Deferred share equivalent units(4)	Percent of Class(5)
Murry S. Gerber(6) Chairman, President & CEO	1,446,667	60,094	35,510		234,359	2.73
Phyllis A. Domm Director	2,534	11,043	0		4,076	0.03
Barbara S. Jeremiah Director	0	0	0		0	0.00
E. Lawrence Keyes, Jr. Director	18,534	5,400	0		13,219	0.06
Thomas A. McConomy(6) Director	18,534	5,400	0		10,685	0.05
George L. Miles, Jr. Director	2,534	2,088	0		331	0.01
David L. Porges Executive V.P., CFO & Director	316,667	17,368	23,048		118,530	0.73
Malcolm M. Prine(7) Director	18,534	4,016	0		13,219	0.05
James E. Rohr Director	18,534	14,600	0		4,076	0.06
David S. Shapira(8) Director	18,534	6,150	0		13,219	0.06
James M. Funk Senior Vice President	157,334	24,309	27,665	(9)	1,739	0.32
Joseph E. O'Brien Vice President	159,222	2,152	17,852		22,698	0.31
Johanna G. O'Loughlin Sr. V.P., General Counsel & Secretary	195,867	14,582	12,601		4,016	0.35
Directors and executive officers as a group (19 individuals)	2,721,763	212,028	142,786		524,260	5.54

(1)
This column lists the number of shares of Equitable Resources common stock that the officers and directors had a right to acquire within 60 days after February 14, 2003 through exercise of stock options.

(2)
This column includes shares held of record and shares owned through a bank, broker or other nominee. It also includes, for executive officers, shares owned through the Equitable Resources Employee Savings Plan and the Employee Stock Purchase Plan.

(3)
Reported in this column are time-vested restricted stock awards and dividends accrued in the form of additional restricted shares.

(4)
This column lists the number of shares held in the Equitable Resources, Inc. Deferred Compensation Plan or Directors' Deferred Compensation Plan.

(5)
Percent of outstanding shares at February 14, 2003 plus options exercisable within 60 days of February 14, 2003.

(6)
Includes shares held jointly with spouse as to which voting power and investment power are shared.

(7)
1,097 shares are held in a trust of which Mr. Prine is not the trustee, but in which he has beneficial interest and voting and investment power. 2,919 shares are held in a limited family partnership of which Mr. Prine is the general partner and has beneficial interest and voting and investment power.

(8)
Shares are held in a trust of which Mr. Shapira is a co-trustee and in which he has a beneficial interest and voting and investment power.

(9)
As of December 31, 2002, Mr. Funk had 6,665 shares of restricted stock. He was awarded 21,000 shares of restricted stock on February 12, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Securities and Exchange Commission rules require that we disclose late filings of stock ownership reports by directors, executive officers and all persons who beneficially own more than 10% of Equitable Resources' common stock. Due to the complexity of the reporting rules, the company has assumed certain responsibilities for filing compliance and has instituted procedures to assist directors and officers with these obligations.

        Based solely upon the company's review of the copies of the filings or written representations from the reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis with the following exception. Due to tax issues that required research and review, a Form 4 filed for a grant of restricted stock to James M. Funk on June 12, 2002 that should have been filed in July was filed on August 16, 2002.

Stock Performance Graph

        This graph compares the most recent five-year performance of Equitable Resources' common stock with the S&P 500 Index and a self-constructed peer group consisting of companies whose principal businesses are gas exploration and production and natural gas distribution. The graph assumes a $100 investment made on December 31, 1997 and the reinvestment of all dividends.

	1997	1998	1999	2000	2001	2002
EQUITABLE RESOURCES INC.	100.00	85.80	102.12	209.51	217.84	228.50
S&P 500	100.00	128.58	155.64	141.46	124.65	97.10
SELF-CONSTRUCTED PEER GROUP(1)	100.00	100.86	78.77	150.10	133.22	124.98

(1)
Comprised of Energen Corporation, Keyspan Corporation, Kinder Morgan, Inc., National Fuel Gas Company, NiSource Inc., OGE Energy Corp., Oneok, Inc., Questar Corporation and Southwestern Energy Company.

VOTING MATTERS

ITEM NO. 1—ELECTION OF DIRECTORS
(Item No. 1 on the proxy card)

        The Board of Directors of Equitable Resources currently has 10 members, who are divided into three classes. The term of one class expires each year. Directors are elected for three-year terms. The terms of three directors expire at this annual meeting. Two of those directors, Thomas A. McConomy and E. Lawrence Keyes, Jr., will stand for election at the annual meeting. The shareholders previously elected these nominees to serve until the 2003 annual meeting. The third director, Malcolm M. Prine, is retiring effective at the annual meeting in accordance with Board policy after more than twenty years of distinguished service, including more than six years as Chairman of the Audit Committee. On December 31, 2002, J. Michael Talbert resigned from the Board of Directors after seven years of dedicated service, including chairmanship of the Compensation Committee. Effective February 1, 2003, the directors elected Barbara S. Jeremiah to serve until this annual meeting when she will stand for election by the shareholders along with Messrs. McConomy and Keyes.

        The persons named as proxies will vote for the nominees named, as more fully discussed in the "About the Meeting" section of this proxy statement, unless you withhold authority to vote for any one or more of them. The votes represented by any proxy may be cumulated and voted at the discretion of the persons named as proxies in favor of any one or more of the nominees, unless otherwise indicated on your proxy card. The effect of this discretionary authority may be to offset the effect of your having withheld authority to vote for individual nominees because the persons named as proxies will be able to allocate votes of shareholders who have not withheld authority to vote for those nominees. If a nominee becomes unavailable for election, the persons named as proxies intend to vote for substitute nominees proposed by the Board, unless the Board decides to reduce the number of directors. The three individuals who receive the largest number of votes cast will be elected directors for a three-year term expiring in 2006.

The Board of Directors Recommends a Vote FOR all Nominees for the Board of Directors.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2006

E. LAWRENCE KEYES, Jr.	Age 73	Director since May 1988
Partner, the Fortune Group, LLC (management consulting and investment banking firm), since January 1987.
Member of the Compensation Committee.

THOMAS A. McCONOMY	Age 69	Director since May 1991

Interim Chairman, Calgon Carbon Corporation (manufacturer and marketer of activated carbon and related products and services), since February 2003; Director, Calgon Carbon Corporation, since April 1985; Chairman of the Board, Calgon Carbon Corporation, April 1985 through April 1999; Interim President and Chief Executive Officer, Calgon Carbon Corporation, February 1998 through April 1999.
Chairman of the Compensation Committee and member of the Corporate Governance Committee.

BARBARA S. JEREMIAH	Age 51
Executive Vice President, Corporate Development, Alcoa, Inc. (producer of aluminum), since July 2002; Vice President, Corporate Development, Alcoa, Inc., January, 1998 through July 2002.
Member of the Corporate Governance Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 2004

MURRY S. GERBER	Age 50	Director since May 1998

Chairman, President and Chief Executive Officer, Equitable Resources, since May 2000; President and Chief Executive Officer, Equitable Resources, June 1998 through April 2000; Chief Executive Officer, Coral Energy, L.P. (energy marketing and services company), November 1995 through May 1998. Also a director of Westport Resources Corporation and BlackRock, Inc.
Member of the Executive Committee.

GEORGE L. MILES, JR.	Age 61	Director since July 2000
President and Chief Executive Officer, WQED Multimedia (multimedia company), since 1994. Also a director of WESCO International, Inc., Harley-Davidson, Inc. and Westwood One, Inc.
Member of the Audit Committee and Chairman of the Corporate Governance Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 2005

PHYLLIS A. DOMM, Ed.D.	Age 56	Director since May 1996

Vice President, Human Resources, Intermountain Health Care (health care services), since June 2000; Vice President, Human Resources, MedStar Health (health care services), March 1998 through May 2000; President, Management and Marketing Solutions, Inc. (marketing, public relations and human resources consulting), July 1997 through March 1998.
Member of the Audit and Compensation Committees.

DAVID L. PORGES	Age 45	Director since May 2002

Director, Executive Vice President and Chief Financial Officer, Equitable Resources, since May 2002; Executive Vice President and Chief Financial Officer, Equitable Resources, February 2000 through May 2002; Senior Vice President and Chief Financial Officer, Equitable Resources, July 1998 through January 2000; Managing Director, Bankers Trust Company (financial services), December 1992 through June 1998. Also a director of Westport Resources Corporation.

JAMES E. ROHR	Age 54	Director since May 1996

Chairman and Chief Executive Officer, PNC Financial Services Group, Inc. (financial services), since August 2002; Chairman, President and Chief Executive Officer, PNC Financial Services Group, Inc., May 2001 through August 2002; President, Chief Executive Officer and Director, PNC Financial Services Group, Inc., May 2000 through May 2001; President and Chief Operating Officer of PNC Financial Services Group, Inc., April 1998 through April 2000; President of PNC Bank Corp. (the predecessor of PNC Financial Services Group, Inc.), January 1992 through March 1998. Also a director of Allegheny Technologies, Inc. and BlackRock, Inc.
Chairman of the Executive Committee and member of the Compensation Committee.

DAVID S. SHAPIRA	Age 61	Director since May 1987
Chairman and Chief Executive Officer, Giant Eagle, Inc. (retail grocery store chain), since February 1994. Also a director of Mellon Financial Corporation.
Member of the Audit and Executive Committees.

Transactions With Directors' Companies

        In the course of ordinary business, Equitable Resources may have engaged in transactions with companies and organizations for which an Equitable Resources director served as an officer. Those directors did not have a material interest in any such transaction and none of those transactions exceeded 5% of the gross revenues of either Equitable Resources or the other organization. Moreover, any such transactions were entered into on arms-length terms on terms we believe to have been fair.

Material Legal Proceedings

        During 2002, there were no material legal proceedings to which any director, officer, affiliate or 5% shareholder of Equitable Resources had a material interest that was adverse to the company.

Board of Directors and Committees

        The Board of Directors held seven regular meetings and two special meetings during 2002. The independent directors (as the term "independence" is defined under New York Stock Exchange Rules) met four times in executive session without any officers of the company present. The attendance at the Board and committee meetings during 2002 averaged 93%. The Board also adopted a policy, effective February 27, 2003, that limits directors to serving on a maximum of four other public company boards.

        The standing committees of the Board are the Audit, Compensation, Corporate Governance and Executive Committees. The members and main responsibilities of each are as follows:

Audit Committee

  •
  Comprised of Dr. Domm and Messrs. Prine, Miles and Shapira, who are non-employee, independent directors. Mr. Prine will be retiring effective at the annual meeting.

  •
  Held seven meetings in 2002.

  •
  Operates pursuant to the charter approved by the Board of Directors of Equitable Resources on April 25, 2000. A copy of that charter was attached as Appendix B to the company's proxy statement for the 2001 annual meeting of shareholders.

  •
  Recommends to the Board of Directors appointment of the company's independent auditors.

  •
  Reviews annually the audit plans of the independent auditors and the internal auditors.

  •
  Reviews the company's annual audited financial statements with the company's independent auditors.

  •
  Approves the fees to be paid to the independent auditors.

  •
  Reviews and reports to the Board of Directors on the overall effectiveness of the company's compliance functions.

  •
  Reviews reports about audit results made by the independent auditors and/or internal auditors for adequacy of internal controls and implementation of material internal control recommendations.

  •
  Reviews any items brought directly to the Audit Committee's attention by management, the independent auditors or internal auditors or other related matters as the Audit Committee may, in its discretion, determine to be appropriate.

Compensation Committee

  •
  Comprised of Dr. Domm and Messrs. McConomy, Keyes and Rohr, who are non-employee, independent directors. Mr. Talbert was also a member of this committee in 2002.

  •
  Held five meetings in 2002.

  •
  Approves the compensation and contracts of all executive officers.

  •
  Administers the Short-Term Incentive Plans and the Long-Term Incentive Plan.

Corporate Governance Committee

  •
  Comprised of Ms. Jeremiah and Messrs. McConomy, Miles and Prine, who are non-employee, independent directors. Mr. Prine will be retiring effective at the annual meeting.

  •
  Held four meetings in 2002.

  •
  Recommends to the Board of Directors persons to be nominated for election as directors of Equitable Resources.

  •
  Establishes responsibilities and membership of the committees of the Board of Directors.

  •
  Monitors and recommends policies and procedures relating to Equitable Resources' corporate governance framework, especially with respect to structure, processes and proceedings of the Board of Directors.

  •
  Recommends the level of compensation and other fringe benefits for the directors and administers the Non-Employee Directors' Stock Incentive Plan.

  •
  Establishes goals for the Chief Executive Officer and evaluates performance against those goals.

  •
  Reviews the company's organization and management succession plan.

Executive Committee

  •
  Comprised of Messrs. Rohr, Miles, Prine and Shapira, who are non-employee directors and Murry S. Gerber, Chairman, President and Chief Executive Officer. Mr. Prine will be retiring effective at the annual meeting.

  •
  Held no meetings in 2002.

  •
  Has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law.

Directors' Compensation and Retirement Program

        In May 2002, an external compensation consultant reviewed the total compensation for directors. The retainer fees, meeting fees and stock ownership opportunities were determined to be competitive with compensation paid to directors of S&P 500 companies of similar revenue size.

•      Cash Compensation

    •
    Annual cash retainer of $24,000, payable quarterly.

    •
    Cash meeting fee of $1,000 for each Board and committee meeting attended.

    •
    Cash meeting fee of $500 for telephone participation in a meeting.

•      Equity Compensation

    •
    A stock option award under the Non-Employee Directors' Stock Incentive Plan of 7,600 shares of common stock per director at the market price of $36.24 per share was granted on May 16, 2002. Options vest one-third annually over three years and have a ten-year exercise term. The options vest if the service of a director terminates for any reason. The number of options awarded in future years will be based on competitive practices as determined by a nationally recognized external consultant.
    •
    The directors are subject to stock ownership guidelines which require them to hold shares equivalent to two times the annual cash retainer. Under the guidelines, directors have up to two years to acquire a sufficient number of shares to meet the requirement.

•      Deferred Compensation Plan for Non-Employee Directors

    •
    Equitable Resources maintains a deferred compensation plan under which non-employee directors' retainer and meeting fees may be deferred until Board service ends or an earlier time, as the director may elect.

    •
    In May 1999, the directors' retirement plan was curtailed and the accrued benefit of each active director was converted to a stock account administered under the Directors' Deferred Compensation Plan. Imputed dividends are credited to the account as additional shares. All participants are vested upon death or termination of service as a director. Directors elected after May 1999 are not eligible to participate in the retirement plan.

•      Insurance

    •
    The company also provides non-employee directors with $20,000 of life insurance, $20,000 of accidental death and dismemberment insurance and $250,000 of travel accident insurance while traveling on company business.

    •
    Directors who joined the Board prior to May 25, 1999 may designate a civic, charitable or educational organization as beneficiary of a $500,000 gift funded by a life insurance policy purchased by Equitable Resources.

Executive Compensation

        The following tables contain information concerning the compensation of the Equitable Resources chief executive officer and each of the other four most highly compensated executive officers of the company in 2002.

Summary Compensation Table

		Annual Compensation			Long-term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)(4)	Restricted Stock ($) (5)(6)(7)(8)	Securities Underlying Options/SARs #	LTIP Payouts ($)(9)	All Other Compensation ($)(10)
Murry S. Gerber Chairman, President & Chief Executive Officer	2002 2001 2000	602,316 578,853 557,696	1,200,000 650,000 1,000,000	0 411,477 198,558	1,206,800 0 0	300,000/0 400,000/0 360,000/0	0 0 4,314,900	52,638 39,695 34,486
David L. Porges Exec. V.P., Chief Financial Officer & Director	2002 2001 2000	342,692 327,693 308,465	650,000 325,000 500,000	0 211,326 126,258	689,600 126,960 0	190,000/0 200,000/0 120,000/0	0 0 2,330,044	31,757 30,217 26,634
James E. Funk Senior Vice President	2002 2001 2000	290,765 279,995 139,998	300,000 170,000 265,000	0 69,043 0	0 0 438,750	72,000/0 100,000/0 100,000/0	0 0 0	26,632 26,096 10,500
Johanna G. O'Loughlin Senior V.P., General Counsel & Secretary	2002 2001 2000	238,850 227,697 213,083	260,000 225,000 250,000	0 0 0	0 0 288,372	65,000/0 60,000/0 60,000/0	0 0 1,639,670	23,806 21,032 18,322
Joseph E. O'Brien Vice President	2002 2001 2000	259,611 249,995 249,995	210,000 180,000 230,000	0 0 0	0 0 414,375	65,000/0 28,000/0 203,888/0	0 0 0	18,282 15,636 10,558

(1)
2002 base salary data reflects one extra pay due to payroll scheduling. Base salaries for the year are as follows:
Mr. Gerber—$580,008, Mr. Porges—$330,000, Mr. Funk—$279,996, Ms. O'Loughlin—$230,004 and Mr. O'Brien—$249,996.

(2)
Beginning with the 1999 bonus, company policy requires the Chairman and officers reporting directly to him to defer 20% of their bonus into the Equitable Resources, Inc. Employee Deferred Compensation Plan. This requirement is waived if they participate in the Executive Short-Term Incentive Plan and have met their stock ownership guidelines. Any required deferral is invested in Equitable Resources common stock, which vests in equal increments on January 1 of each of the two years following deferral. Voluntary deferrals in excess of the required amount receive a 25% company match. All of the officers exceeded their stock ownership guidelines then in effect at the end of 2002 and therefore no deferral was required.

(3)
Amounts paid to Messrs. Gerber and Porges to reimburse taxes for restricted shares under their employment agreements.

(4)
This amount for Mr. Funk includes $40,649 paid to him to reimburse moving expenses that were paid in full on September 13, 2000.

(5)
Restricted stock awards of the company's common stock were granted as follows: Ms. O'Loughlin received a restricted stock award on July 18, 2000 for 12,000 shares of common stock and Mr. O'Brien received a grant of 17,000 shares of common stock on May 16, 2000. All of the above restricted stock awards vest three years from the grant date, and dividends accrue during the restriction period.

(6)
Restricted stock awards of the company's common stock were granted as follows: Mr. Porges, 4,000 shares granted on March 14, 2001 and Mr. Funk, 18,000 shares granted on June 12, 2000. All of the above restricted stock awards vest in thirds on the anniversary date of the awards over a period of three years, and dividends accrue during the restriction period.

(7)
Restricted stock awards of the company's common stock were granted on March 12, 2002 as follows: Mr. Gerber, 35,000 shares and Mr. Porges 20,000 shares. These restricted stock awards vest on the anniversary date of the award after five years, and dividends accrue during the restriction period.

(8)
The following table shows the aggregate number of restricted shares held by each named executive officer and the aggregate value of these shares, based on the closing price of the company's common stock on December 31, 2002 ($35.04):

Name	Number of Shares	Value
Murry S. Gerber	35,510	$1,244,270
David L. Porges	23,048	807,602
James M. Funk	6,665	233,542
Johanna G. O'Loughlin	12,601	441,539
Joseph E. O'Brien	17,852	625,534
(9)
The amounts shown represent payouts under the company's Breakthrough Long-Term Incentive Plan ("Breakthrough Plan") effective July 16, 1998. The performance condition of the Breakthrough Plan was satisfied on August 21, 2000 when the share price of the company's common stock closed at or above $50.00 on the New York Stock Exchange for the 20th consecutive business day. Mr. Gerber's entire payout was deferred in accordance with the requirements of the Breakthrough Plan. His FICA Medicare payroll tax liability of $62,000 was paid by the company and charged to Mr. Gerber in the form of an interest-free loan, which was repaid on April 16, 2001.

(10)
Includes the term insurance premiums for term and split-dollar life insurance policies, matching and other company contributions to the Employee Savings Plan and the company's contribution to the Deferred Compensation Plan, as follows:

	Life Insurance ($)	Savings Plan Contribution ($)	Deferred Compensation Plan ($)
Murry S. Gerber	1,922	14,677	36,039
David L. Porges	1,125	17,500	13,131
James M. Funk	1,432	14,261	10,938
Johanna G. O'Loughlin	2,309	16,246	5,250
Joseph E. O'Brien	1,263	7,211	9,807

Prior
to the passage of the Sarbanes-Oxley Act of 2002, the company purchased split-dollar life insurance policies for Murry S. Gerber, David L. Porges, Johanna G. O'Loughlin and James M. Funk. The dates on which the policies were purchased are as follows:

Murry S. Gerber	November 2, 1999
David L. Porges	February 10, 1999
James M. Funk	January 15, 2002
Johanna G. O'Loughlin	April 5, 1999
On
July 30, 2002 Equitable Resources made these policies self-funding in light of the prohibition in the Sarbanes-Oxley Act of 2002 relating to loans to officers and directors. Since July 30, 2002 Equitable Resources has not made any premium payments for these policies, pending review of the applicability of the new rule to the particular facts of the company's program.

Options/SAR Grants in 2002

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for The Option Term(3)
		% of Total Options/SARs Granted to Employees In 2002
			Exercise or Base Price Per Share ($/sh)
Name	Options/ SARs Granted(1)			Expiration Date(2)
					5%	10%
Murry S. Gerber	300,000	19.37%	34.48	3/12/12	6,455,198	16,405,914
David L. Porges	190,000	12.26%	34.48	3/12/12	4,088,292	10,390,412
James M. Funk	72,000	4.65%	34.48	3/12/12	1,549,247	3,937,419
Johanna G. O'Loughlin	65,000	4.20%	34.48	3/12/12	1,398,626	3,554,615
Joseph E. O'Brien	65,000	4.20%	34.48	3/12/12	1,398,626	3,554,615

(1)
There were no SARs granted.

(2)
These options, which have reload rights, vest in equal increments annually over a three-year period which began March 12, 2002 and expire ten years from the award date.

(3)
The option values were calculated, using the Black-Scholes option-pricing model, based on the share price as of the date of grant at assumed 5% and 10% annualized rates of appreciation for the term of the grant. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the common stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the model described above.

Aggregated Option/SAR Exercises in 2002 & Year-End 2002 Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Year End 2002 (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at Year-End 2002 ($)(2) Exercisable/ Unexercisable
Murry S. Gerber	0	0	1,093,334/686,666	18,032,965/2,836,742
David L. Porges(1)	348,000	6,981,800	146,667/363,333	1,430,497/1,134,047
James M. Funk	0	0	100,001/171,999	814,672/607,068
Johanna G. O'Loughlin	0	0	146,000/125,000	2,423,878/464,024
Joseph E. O'Brien	85,000	1,324,461	60,258/151,630	529,594/1,022,694

(1)
Pursuant to a qualified domestic relations order, Mr. Porges was required to exercise at least 348,000 options and subsequently sell 279,384 of the shares exercised. 68,616 options were surrendered to the company to reimburse it for tax withholding required by the Internal Revenue Service.

(2)
Calculated by determining the difference between the fair market value of the underlying shares of common stock and the various applicable exercise prices of outstanding options at the end of 2002 for the named executive officers. The last reported sale price of the company's common stock on the New York Stock Exchange on December 31, 2002 was $35.04 per share.

Long-Term Incentive PlansAwards in 2002

			Estimated Future Payouts Under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights(#)(1)	Performances or Other Period Until Maturation or Payout(2)
Name			Threshold (#)	Target (#)	Maximum (#)
Murry S. Gerber	50,000	12/31/2004	4,150	50,000	100,000
David L. Porges	30,000	12/31/2004	2,490	30,000	60,000
James M. Funk	13,000	12/31/2004	1,079	13,000	26,000
Johanna G. O'Loughlin	10,000	12/31/2004	830	10,000	20,000
Joseph E. O'Brien	10,000	12/31/2004	830	10,000	20,000

(1)
On March 12, 2002 the Executive Performance Incentive Program was approved. This plan provides for the award of share units, which are equivalent to shares of Equitable Resources stock. The plan measures Equitable Resources' total shareholder return over a period against a pre-determined peer group of thirty energy companies. The measurement period began on January 1, 2002 and will end on December 31, 2004. Awards will vest based on relative total shareholder return. Specifically, the payout opportunity provided in the plan ranges from no award if Equitable Resources is one of the lowest ranking four companies in the peer group to two times the award if Equitable Resources is one of the highest-ranking four companies in the peer group. The target award is paid out if Equitable Resources is the median performer in the peer group. All other performance payout factors are interpolated between these three points. The plan has eleven participants, each of whom was awarded a target number of share units. The share units may be paid in Equitable Resources stock or cash in accordance with the plan.

(2)
Vested awards will be paid on or around March 12, 2005 unless deferred, except in the case of a change of control or unless deferred to the Equitable Resources Deferred Compensation Plan at the election of the plan participant or as required by the terms of the plan to insure compliance with Section 162(m) of the Internal Revenue Code. In the event of a change in control as defined in the plan, vested shares will be paid on the closing date of the transaction.

Compensation Committee Report on Executive Compensation

        Our Compensation Committee determines compensation for the executive officers of Equitable Resources. All Committee members are independent directors who have never been employees of Equitable Resources. Our decisions are based upon our understanding of Equitable Resources' businesses and strategy, as well as our knowledge of the capabilities and performance of the company and its executives.

Compensation Philosophy

        Our goal is to create value for the shareholders of Equitable Resources by providing the company with a long-term perspective while striving to deliver consistently profitable annual results. We emphasize variable compensation and favor equity compensation to the extent possible because of our commitment to pay-for-performance. The Committee believes that the close linkage between executive and shareholder interests, resulting from increased emphasis on compensation that varies with financial and stock price performance, has had an especially positive impact on the company's business and financial performance in recent years.

        To support these objectives, executives participate in compensation programs that focus on achieving annual business objectives and creating long-term value for the shareholders. This total compensation program, which is designed to attract, motivate and retain high-performing executives who can consistently deliver results for our shareholders, includes salary, annual cash incentives, long-term stock-based incentives, employee benefits and perquisites.

        We determine compensation based on the following objectives and guidelines:

  •
  Base salaries are established at approximately the 50th percentile, while potential total direct compensation (base, bonus and long-term incentive compensation together) for outstanding performance is designed to approximate the 75th percentile of general industry companies of similar revenue size. Compensation consultants provide independent industry surveys, and we review publicly available compensation information, to determine competitive practices.

  •
  Bonus opportunities are based on the overall performance of Equitable Resources and the individual contribution of each executive. Awards are distributed to employees participating in the plan based on the achievement of corporate, business segment and individual performance goals identified annually.

  •
  Consistent with the Committee's philosophy, it is our policy to make a high proportion of executive compensation dependent on long-term performance and on enhancing shareholder value. Long-term stock-based programs are designed to encourage share ownership by management, reinforce a performance-based culture, align management's interests with those of the shareholders and assist with retention of key executive contributors. We believe that the company's executives will more effectively represent the shareholders of Equitable Resources if they are shareholders themselves. Stock-based awards provide strong incentives for continued superior performance because, with salaries set at a 50th percentile level, executives can only realize significant incentive rewards if the shareholders also receive the benefits of strong equity performance. Therefore, we have a bias toward providing stock options and other performance-based equity arrangements as key elements of the executive compensation program.

Base Salaries

        Because Equitable Resources favors a pay-for-performance approach, the base salary levels are generally targeted at the 50thpercentile of a survey group consisting of general industry companies of similar revenue size. Individual performance, taking into account competitive salaries, is the basis for individual salary increases. General economic conditions and marketplace compensation trends also are evaluated with the assistance of independent compensation consultants.

Annual Incentive Opportunities

        Participants in the company's short-term incentive plan have a bonus target equal to a percentage of their annual salary, which is established based on market competitive data. This plan is designed to provide cash bonus payments once Equitable Resources has met pre-established, Board-approved financial goals. Depending on the level of performance, a bonus pool is funded for each of the business units and headquarters based on a multiple of the sum of the targets for all participants. The actual multiple is determined by the level of achievement of net income and key value driver measures for the business units. The headquarters multiple is determined by four measures: earnings per share ("EPS") growth, business unit value driver performance and return on total capital and EPS growth rate performance relative to peers. We make adjustments in all plans to eliminate the effect of weather, commodity prices, acquisitions/divestitures and extraordinary items as presented by management and approved by this Committee. The maximum multiple of the sum of participant bonus targets is 200%. Awards are based on the size of the bonus pool and performance against individual, financial, strategic, operational and organizational objectives.

        At the beginning of the year, we set the bonus targets for the executive officers and the performance requirements for the multiples used to calculate the headquarters bonus pool, based on the 2002 business plan. We also approved all bonus pools and the actual bonus payments made based on the individual performance for all officers.

Long-Term Incentives

        Stock-based awards are made in the form of options, restricted shares and performance share units on a market competitive basis, using the Black-Scholes option-pricing model. The size of prior grants or the amount of stock held by employees to whom awards are made is not considered when determining the amount of individual awards. The 1999 Equitable Resources Long-Term Incentive Plan provides for a variety of stock-based incentive awards, including stock options (with or without reload rights), restricted stock, performance awards and other stock-based awards.

Other Compensation

        We provide a competitive level of employee benefit programs along with perquisites that we deem appropriate and competitive for each executive's position.

Stock Ownership Guidelines

        To promote stock ownership by management, the Committee adopted new stock ownership guidelines on January 30, 2003:

Chairman, President and Chief Executive Officer	Eight times base salary
Chief Financial Officer	Eight times base salary
Direct Reports to Chairman	Four times base salary
Other Officers	Two times base salary
Direct Reports to Officers	Two times base salary
Other Key Employees	One times base salary

        The program is designed to satisfy an individual employee's needs for portfolio diversification, while maintaining management stock ownership at levels high enough to assure shareholders of management's commitment to value creation. Shares personally held, stock held in employee benefit plans and "time restricted" long-term incentive shares qualify toward meeting the plan requirement. As long as an employee maintains qualified shareholdings in excess of the applicable guideline, he or she may sell shares or exercise options for cash by selling shares. The guidelines are mandatory for officers and recommended for other covered employees.

Compensation of Executive Officers in 2002

        In March 2002, our Committee completed an extensive review of executive total compensation with the assistance of an outside consultant. This review included base salary, annual incentive target, long-term incentive target, retirement income, non-competition, severance and change in control contracts and perquisites. As a result of this review, the Committee was able to consider total compensation in the market as compared to total compensation at Equitable Resources. The following specific changes were approved: officers did not receive base salary increases with the exception of Mr. Philip P. Conti, Vice President, Finance and Treasurer. Annual cash incentive targets for executive officers were adjusted to reflect competitive levels of total cash compensation in the comparison group. Annual incentive payouts to executive officers for 2002 averaged 204% of target based on attainment of pre-established corporate, business unit and individual value drivers. A three-year long-term incentive program was approved which provided officers with stock options targeted at the 50th percentile of the market and awards of share units which provide the opportunity, through outstanding relative performance, for participants to earn 75th percentile awards. Restricted stock grants also were made to two executive officers consistent with market competitive survey information.

        Compensation of the Chief Executive Officer—Equitable Resources bases the chief executive officer's compensation on the same philosophy and policies as for all executive officers. This compensation includes base salary, annual cash incentives and stock-based awards commensurate with his achievements and consistent with our objective to continue to provide appropriate performance incentives.

        The Corporate Governance Committee of the Board meets annually without the chief executive officer present and evaluates his performance compared with previously established financial and non-financial goals. That Committee reports performance levels achieved to our Committee, and we then make any appropriate compensation adjustments. Finally, we report in full to the other members of the Board for their consideration and agreement. This meeting is an executive session of non-employee directors only.

        Murry S. Gerber currently serves as Chairman, President and Chief Executive Officer of Equitable Resources. In March 2002, Mr. Gerber's base salary was held at $580,000. This action was done in favor of an annual incentive target increase from 80% to 100% and long-term incentive compensation. Mr. Gerber was granted a stock option with reload rights of 300,000 shares. He was also approved as a participant in the Executive Performance Incentive Program with a targeted award of 50,000 performance-based share units. This award covers the period January 1, 2002 through December 31, 2004, and vests based on total shareholder return performance relative to a peer group of 30 other energy companies. Mr. Gerber was also awarded 35,000 time-based restricted stock grants. These grants vest on March 12, 2007. Finally, in February 2003, we awarded Mr. Gerber a bonus payment of $1,200,000. We based this amount on the superior performance of the company in 2002, as reflected in:

  •
  Core earnings per diluted share growth of approximately 15% from fiscal year-end 2001 to fiscal year-end 2002.

  •
  Best-in-class performance for return on total capital as compared to a peer group of 11 energy companies.

  •
  Fourth straight year in which net income target was exceeded.

Tax Deductibility of Executive Officer Compensation

        Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1,000,000, unless certain requirements are met. Generally the Compensation Committee complies with Section 162(m) when establishing and maintaining executive compensation programs and awards. However, the Compensation Committee and the Board of Directors have reserved the right from time to time to award compensation that is not tax deductible, if they determine that such programs or awards are in the best interest of the company or are needed in order to retain high-performing executives.

        This report has been furnished by the Compensation Committee of the Board of Directors.

                    Thomas A. McConomy, Chair
                    Phyllis A. Domm
                    E. Lawrence Keyes, Jr.
                    James E. Rohr

Employment and Non-Competition Agreements

        We entered into employment agreements with Messrs. Gerber and Porges in connection with their appointments as President and Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively. The term of the agreements automatically extends each month so that they effectively have a perpetual one-year term, unless either party gives notice of a desire not to extend the term, in which case the agreement expires one year after the notice. The agreements provide for payment to the executive of a base salary, which is reviewed and adjusted annually by the Compensation Committee based on individual performance and base salaries at peer companies, and participation by the executive in other incentive and benefit plans of the company, including participation in the company's short-term and long-term incentive plans. Under the agreements, the company also agrees to (1) grant to the executive a minimum number of stock options annually through 2002 (60,000 in the case of Mr. Gerber, 30,000 in the case of Mr. Porges), (2) provide a supplemental life insurance benefit (equal to two times base salary in the case of Mr. Gerber, one times base salary in the case of Mr. Porges), (3) provide a split dollar life insurance benefit (with a $2.0 million death benefit in the case of Mr. Gerber, $1.0 million in the case of Mr. Porges) and (4) provide certain perquisites to the executive. If Equitable Resources terminates the executive's employment without cause, the executive is entitled to one year's base salary, reduced by amounts received under the non-competition and change in control agreements described below.

        In connection with the employment of Mr. Gerber, we entered into a supplemental retirement agreement with him which is intended to make up the difference, if any, between the $211,500 per year early retirement benefit to which he would be entitled from his prior employer and the retirement benefit to which he is entitled under Equitable Resources' employee savings plan and deferred compensation plan. This benefit is payable to Mr. Gerber from age 55 to age 65, but only if he terminates employment after age 55 (or age 52 in the case of involuntary termination without cause).

        We have also entered into non-competition agreements with the executive officers named in the Summary Compensation Table. Under these agreements, the executives agree not to compete with Equitable Resources for 12 months (24 months in the case of Mr. Gerber, except that the duration is reduced to 12 months in the case of involuntary termination or termination within 24 months of a change in control) after the termination of their employment for any reason. The executives also agree to keep information confidential and not to solicit employees of the company after their termination. Under these agreements, the company agrees to pay the executives a severance benefit of 24 months salary and benefits continuation, in consideration of their confidentiality, non-compete and non-solicitation agreements. This severance benefit is in addition to any other severance benefit to which the executive may be entitled. These agreements terminate and do not apply if the executive is entitled to severance benefits under the change in control agreements described below.

Change in Control Agreements

        We have entered into change in control agreements with the executive officers named in the Summary Compensation Table. These agreements provide severance benefits in the event of a change in control of Equitable Resources. The purpose of the agreements is to foster the continued dedication of key executives in the face of the uncertainties that accompany a possible change in control. For purposes of these agreements, a change in control includes the following: (1) the sale of all or substantially all of Equitable Resources' assets, unless the company's shareholders prior to the sale own at least 80% of the company's stock after the sale; (2) the acquisition by a person or group of beneficial ownership of 20% or more of Equitable Resources' common stock; (3) the termination of the company's business and the liquidation of the company; (4) consummation of a merger or consolidation of Equitable Resources, unless shareholders of voting securities immediately prior to the merger or consolidation continue to hold 60% or more of the voting securities of the resulting entity and a majority of the company's Board does not change; or (5) a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board. The agreement has an automatic renewal feature, meaning that the agreements will continue in effect unless either Equitable Resources or the executive elects not to extend the agreement, in which case the agreement expires 36 months after the notice.

        Under the agreements, severance benefits are payable if the executive is involuntarily terminated (other than for cause) or the executive terminates employment for good reason within two years following a change in control. Good reason to terminate employment exists if there are significant changes in the nature of employment following the change in control, including, for example, a reduction in compensation, a material reduction in benefits, a change in responsibility or relocation of the place of employment. The agreements with Mr. Gerber, Mr. Porges and Ms. O'Loughlin provide that, during the 30-day period following the one-year anniversary of a change in control (except for certain mergers), the executive may terminate his or her employment for any reason and receive payments under the agreement. Severance benefits payable under the agreements include: (1) a cash payment equal to three times the executive's annual base salary; (2) a cash payment equal to three times the greater of the executive's highest annual bonus earned for any year in the five years prior to termination or for the year in which the change of control occurs or the employee is terminated; (3) continuation of medical, disability, dental and life insurance benefits for three years following termination; and (4) payment of the company match benefit and retirement contribution under the company's savings plan for three years after termination. These agreements provide that the minimum amount payable to the executive will be as follows: Mr. Gerber—$5,300,000; Mr. Porges—$2,800,000; Mr. Funk—$1,700,000; Ms. O'Loughlin—$1,700,000; and Mr. O'Brien—$1,700,000.

        In addition, the agreements provide for the payment to the executive of a "gross-up" payment for any excise and income taxes payable with respect to the gross-up by the executive for payments they receive in connection with a change in control of the company. Under the change in control agreements, the named executive officers also agree not to compete with the Company for one year, agree to keep information confidential for two years, and agree not to solicit employees of the company for one year following their termination of employment.

Pension Plan

        All executive officers participate in a defined contribution plan under the company's 401(k) Employee Savings Plan. Under the Employee Savings Plan, the company matches the employee's contribution by contributing an amount equal to a percentage of each participant's base salary to an individual investment account for the employee.

Audit Committee Report

        Our Committee, the Equitable Resources Audit Committee, is comprised of four independent members.

        We adopted a Policy Relating to Services of Independent Auditors on May 16, 2002 and amended portions of the policy on January 29, 2003. The Sarbanes-Oxley Act of 2002, which was signed into law on July 30, 2002, and the related implementing regulations of the Securities and Exchange Commission, which are currently proposed and should be generally effective on May 6, 2003, address, and in some respects may supersede, certain aspects of this policy. For this reason, the Audit Committee intends to continue to re-evaluate this policy in light of the Sarbanes-Oxley Act and the Commission's related regulations. Under the current policy, the company's independent auditors are not allowed to perform: non-audit services that may impair the auditors' independence under the rules promulgated by the Securities and Exchange Commission from time to time; financial information systems design and implementation work; outsourced internal audit work; work under a contingency fee arrangement except as permitted by applicable rules of the American Institute of Certified Public Accountants; and management consulting services that are not audit- or accounting-related.

        In addition, our policy requires that the Audit Committee pre-approve any non-audit work performed by the independent auditor that is not otherwise prohibited by the policy. If necessary in the interim between Committee meetings, the Audit Committee Chairman may pre-approve engagements under $75,000 and report to the full Committee at the next meeting.

        In accordance with the Securities and Exchange Commission rules regarding audit committees, we have adopted a formal, written charter, which was approved by the Board of Directors of Equitable Resources on April 25, 2000. As set forth in the charter, management is responsible for the internal controls and financial reporting process of Equitable Resources. The independent auditors perform an independent audit of Equitable Resources' consolidated financial statements in accordance with generally accepted auditing standards in the United States and issue a report. Our responsibility includes monitoring and overseeing these processes.

        In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2002 with the management of Equitable Resources. We have discussed with Ernst & Young LLP, the company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also have received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed the independence of Ernst & Young LLP with that firm. In doing so, we considered whether the provision of non-audit services to the company was compatible with maintaining their independence. We also reviewed the amount of fees paid to Ernst & Young LLP for both audit and non-audit services. In accordance with our Policy Relating to Services of Independent Auditors, we have determined that no adverse impact on Ernst & Young LLP's independence has resulted from their performance of non audit-related services.

        The members of our Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee's considerations and discussions referred to above do not assure that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the company's auditors are in fact "independent."

        Based on the review of the report of the independent auditors to the Audit Committee and discussions with the management and the independent auditors for the fiscal year ended December 31, 2002, we recommended to the Board of Directors that the financial statements be included in the Equitable Resources Annual Report on Form 10-K.

        This report has been furnished by the Audit Committee of the Board of Directors.

                    Malcolm M. Prine, Chair
                    Phyllis A. Domm
                    George L. Miles, Jr.
                    David S. Shapira

ITEM NO. 2—RATIFICATION OF APPOINTMENT OF AUDITORS
(Item No. 2 on the proxy card)

        The Board of Directors, upon recommendation of the Audit Committee, has reappointed Ernst & Young LLP, certified public accountants, as independent auditors to examine the consolidated financial statements of the company and its subsidiaries for the calendar year 2003. Ernst & Young LLP, and its predecessor, have acted as auditors for the company since 1950. Although shareholder approval is not required for the appointment of auditors, the Board of Directors believes the shareholders should participate through ratification. If such ratification is not obtained, the Board will consider the appointment of other auditors for the following year.

        Representatives of Ernst & Young LLP expect to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

        The following chart details the fees paid to Ernst & Young LLP during 2001 and 2002:

	2001	2002
Audit Fees	$651,496	$677,373
Audit-Related Fees(1)	$245,963	$239,674
Tax Fees(2)	$997,876	$375,325
All Other Fees(3)	$51,065	$10,900

(1)
Includes fees for audits of employee benefit plans, Sarbanes-Oxley assistance, subsidiary attest engagements and accounting advice related to the sale of gas properties.
(2)
Includes fees for annual tax compliance outsourcing, tax consulting and filing of amended federal and state tax returns.
(3)
Includes fees for consulting services for the employee short-term disability plan, health and welfare wrap plan and 404(k) dividend strategy.

        The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

ITEM NO. 3—ADDITIONAL INFORMATION

Other Matters

        No matters other than those listed in the notice of meeting accompanying this proxy statement are expected to be presented to shareholders for action at the annual meeting. However, should other matters properly come before the meeting, the persons named as proxies will vote in a manner as they may, in their discretion, determine.

Annual Report and Form 10-K

        The Annual Report of the company to shareholders and Form 10-K for the year ended December 31, 2002 are enclosed with this proxy statement.

One Oxford Centre Suite 3300 Pittsburgh, PA 15219

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

        Johanna G. O'Loughlin and Jean F. Marks are each hereby appointed as proxies of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 15, 2003, at 10:00 a.m. local time, in the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania, and at any adjournment of such meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of directors and FOR the ratification of Ernst & Young, LLP as auditors and will vote in their discretion on such other matters that may properly come before the meeting.

        A vote FOR the election of nominees listed on the reverse side includes discretionary authority to cumulate votes selectively among the nominees as to whom authority to vote has not been withheld and to vote for a substitute nominee if any nominee becomes unavailable for election for any reason.

        This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR ratification of Ernst & Young, LLP as auditors.

Please sign and date on the reverse side and return the proxy card promptly using the enclosed envelope.

FOLD AND DETACH HERE

EQUITABLE RESOURCES, INC.

ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 15, 2003
10:00 A.M.

THE OMNI WILLIAM PENN HOTEL
530 William Penn Place
Pittsburgh, PA

YOUR VOTE IS IMPORTANT!

You can vote by Internet, telephone or mail.
See the instructions on the other side of this proxy card.

Mark here if you plan to attend the meeting. Please send Admittance Card.	☐

The Board of Directors recommends a vote FOR Item 1 and Item 2

	FOR	WITHHELD
1) Election of Directors	☐	☐
Nominees: Barbara S. Jeremiah, E. Lawrence Keyes, Jr. and Thomas A. McConomy
(INSTRUCTIONS: To withhold authority to vote for particular nominees, write that nominee's name in the space provided here.)

	FOR	AGAINST	ABSTAIN
2) Ratify Appointment of Ernst & Young LLP as auditors	☐	☐	☐

By checking the box below, I consent to view Annual Reports and Proxy Statements electronically via the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future shareowner meetings until my consent is revoked. I understand that I may revoke my consent at any time by contacting the Corporations transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility. ☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the nominees in Item 1 above and FOR the ratification of auditors in Item 2 above. The proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any adjournments thereof.
THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON.
Signature	Signature	Date:
Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/eqt		TELEPHONE 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

To view the Annual Report and Proxy Materials online, go to:
http://www.eqt.com

CONTROL NUMBER
xxx xxx xxx xx

QuickLinks

Notice of Annual Meeting of Shareholders To Be Held May 15, 2003
ABOUT THE ANNUAL MEETING
STOCK OWNERSHIP AND PERFORMANCE
VOTING MATTERS
NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2006
DIRECTORS WHOSE TERMS EXPIRE IN 2004
DIRECTORS WHOSE TERMS EXPIRE IN 2005
Board of Directors and Committees
Directors' Compensation and Retirement Program
Executive Compensation
Summary Compensation Table
Options/SAR Grants in 2002
Aggregated Option/SAR Exercises in 2002 & Year-End 2002 Option Values
Long-Term Incentive PlansAwards in 2002
Compensation Committee Report on Executive Compensation
Employment and Non-Competition Agreements
Change in Control Agreements
Pension Plan
Audit Committee Report